Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Stephen M. Klein
Chief Executive Officer
Omni Financial Services, Inc.
678-244-6300

Omni Financial Services Elects to Delist Voluntarily from Nasdaq Stock Market

ATLANTA—July 15, 2008 -- Omni Financial Services, Inc. (NASDAQ: OFSI) (the “Company”), the bank holding company for Omni National Bank (the “Bank”), today announced that on July 13, 2008, the Company’s Board of Directors voted to delist the Company’s common stock from the Nasdaq Stock Market (“Nasdaq”) on a voluntary basis.  The Board determined that costs of maintaining the listing outweighed the benefits, given the relatively low public float and level of trading activity for the common stock and the expenses associated with continued listing, including listing fees and compliance costs relating to the issues identified below.  The Company anticipates that Nasdaq will suspend trading in the common stock within 10 days after the date of this press release.  The delisting will become final and  effective 10 days after the Company files a Form 25 with the Securities and Exchange Commission (“SEC”), which the Company anticipates filing on or about July 25, 2008.  The Company has not yet determined whether the common stock will continue to trade via the “pink sheets” after the delisting.

The Company has previously reported its receipt of notices from Nasdaq indicating that the Company is not in compliance with the following Nasdaq Global Market listing requirements:  (i)  Marketplace Rule 4310(c)(14), which requires timely filing of periodic reports with the SEC; (ii) Marketplace Rule 4450(a)(2), which requires a minimum market value of publicly held shares (“MVPHS”) of $5,000,000; and (iii) Marketplace Rule 4450(a)(5), which requires a minimum closing bid price of $1.00 per share.  The Company has been given until July 15, 2008 to file its Annual Report on Form 10-K for the year ended December 31, 2007 (the “10-K”) and until August 15, 2008 to file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, but is continuing to address the previously announced valuation issues relating to these reports and will be unable to file the 10-K within the time frame stated above.  The compliance deadlines for the MVPHS and bid price requirements were October 8, 2008 and December 29, 2008.

About Omni
Omni Financial Services, Inc. is a bank holding company headquartered in Atlanta, Georgia. Omni Financial Services, Inc. provides a full range of banking and related services through its wholly owned subsidiary, Omni National Bank, a national bank headquartered in Atlanta, Georgia. Omni has one full service banking location in Atlanta, one in Dalton, Georgia, four in North Carolina, one in Chicago, Illinois, one in Dallas, Texas, one in Houston, Texas and one in Tampa, Florida. In addition, Omni has loan production offices in Charlotte, North Carolina, Birmingham, Alabama, and Philadelphia, Pennsylvania. Omni provides traditional lending and deposit gathering capabilities, as well as a broad array of financial products and services, including specialized services such as community redevelopment lending, small business lending and equipment leasing, warehouse lending, and asset-based lending. Omni Financial Services, Inc.'s common stock is currently traded on the Nasdaq Global Market under the ticker symbol "OFSI." Additional information about Omni National Bank is available on its website at www.onb.com

#####